Exhibit (n)(1)

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the captions “Selected Financial Data”, “Senior Securities”, and “Experts” and to the use of our reports (a) dated March 15, 2017, with respect to the consolidated financial statements of CĪON Investment Corporation as of December 31, 2016 and 2015 and for each of the three years in the period ended December 31, 2016 and (b) dated April 26, 2017, with respect to the senior securities table of CĪON Investment Corporation as of December 31, 2016, 2015, 2014, 2013 and 2012 in Post-Effective Amendment No. 5 to the Registration Statement (Form N-2 No. 333-203683) and related Prospectus of CĪON Investment Corporation for the registration of up to 100,000,000 shares of its common stock.

/s/ Ernst & Young LLP

New York, New York
February 14, 2018